Exhibit 99.1

PRESS RELEASE


MARCH 10, 1997


DATELINE:  Ann Arbor, Michigan, March 10, 1997

BODY:

KMS Industries, Inc. (NASDAQ Symbol: KMSI) today announced that the United States Court of Appeals for the Federal Circuit in Case No. 94-593C affirmed the judgment of the United States Court of Federal Claims, denying the breach of contract claim by the Company's wholly owned subsidiary, KMS Fusion, Inc., against the United States Department of Energy. This decision is a material adverse development for the Company.

Another case is pending before the United States Court of Claims involving claims by KMS Fusion, Inc. for reimbursement for costs incurred by KMS Fusion, Inc. during the years 1987 through 1991 in the performance of contract R&D for the United States Department of Energy. The Company expects to have a result in that matter within the next few months. Any judgment in favor of KMS Fusion, Inc. will be subject to a $2 million set-off in favor of the government and to the payment of fees for legal and support services. It is possible that KMS Fusion, Inc. would receive little or nothing as a result of the impact of these factors.

For further information, contact:  Mr. Terence C. Liddy or Mr. Patrick B.
Long